Exhibit 99.1
CHICAGO BRIDGE & IRON COMPANY N.V.
2011 Second QUARTER EARNINGS CONFERENCE CALL
•-•-•
Speakers:
PHILIP K. ASHERMAN,
President and Chief Executive Officer, CB&I
LASSE PETTERSON,
Chief Operating Officer, CB&I
DAN McCARTHY,
President, Lummus Technology
RON BALLSCHMIEDE,
Chief Financial Officer, CB&I
•-•-•
5:00 p.m. to 6:12 p.m., Eastern Time
Thursday, July 21, 2011
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OPERATOR:	Before beginning today’s call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company’s future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable but are subject to a range of uncertainties and risks that are summarized in the company’s press release and the SEC filing.

While forward-looking statements represent management’s best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any such statements.

Now I would like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I.

PHILIP ASHERMAN:	Good afternoon, and thank you for joining our call to review the company’s performance for the second quarter. With me are Lasse Petterson, CB&I’s Chief Operating Officer; Dan McCarthy, President of Lummus Technology; and Ron Ballschmiede, CB&I’s Chief Financial Officer, who will report our financial results for the quarter. Following their remarks, we will open the call for your questions, but first, let me just briefly say that we are very pleased with the company’s performance in the second quarter, and with the new awards we announced, it’s not a bad start to Q3 with backlog now over the $10 billion mark.

The new awards coupled with continuing great performance by our current backlog in each sector certainly support our confidence and our business model and our ability to continue to drive solid earnings. Therefore, we’re raising our guidance range for new awards to $6.8 to $7.2 billion, raising our earnings per share guidance to the range of $2.35 to $2.45, and maintaining our current outlook on revenue to be in the range of $4.3 to $4.7 billion for the year.

Now, I’m going to pause here and ask Lasse and Dan to provide the color around the markets and the operations for CB&I Lummus, Steel Plate Structures, and Lummus Technology, followed by Ron who will highlight the financial results. So, Lasse, let’s begin with you.

LASSE PETTERSON:	Okay. Good afternoon. I will begin my comments with new awards for the year and then give a brief update on our main ongoing projects.
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Our second quarter awards totaled $1.2 billion, which include a $300 million gas processing plant in the Northeastern U.S. The plant processed natural gas from new shale gas production. CB&I is providing the process technology for the plants. We are executing the EPC process work, and we are delivering the plant’s storage vessels. This award demonstrates the advantage we can deliver to our clients by combining capabilities across our three business sectors. We see more opportunities in this market for similar projects as shale gas production ramps up over the next few years.

Other second quarter awards include a $150 million detailed engineering contract for the topsides facilities for an offshore field development in the U.K. sector of the North Sea for Nexen Petroleum.

We also announced storage tanks projects in the Canadian oil sands and in the Bahamas during the second quarter.

Last week, we signed a $2.3 billion contract with Chevron for the mechanical, electrical, and instrumentational work on the Gorgon LNG project in Australia. As you’re aware, we are already working on the Barrow Island sites as the EPC contractor for the project’s two LNG tanks.

The Gorgon project has three LNG trains each assigned to produce 5 million tons of LNG per year. The Gorgon MEI contract scope of work is to receive, install, hook up, and complete the process modules for the Gorgon LNG trains on Barrow Island. The 270,000 tons of process modules are being fabricated at various yards in the region.

Construction of LNG trains has been CB&I’s core business for many years throughout the world and particularly in Australia where we are currently engaged on the Pluto project and where we have previously completed Woodside Trains 4 and 5.

Our project management and personnel in Perth will start immediately to plan and prepare for the execution of the project, with the main volume of construction work to be performed between 2012 and 2014. The 400 process modules will be delivered to the island starting in 2012. At peak, we will have some 2,000 people engaged on the project. The majority of the project staff and crafts will come from a current Australian organization with some additional resource coming from our deep and worldwide pool of experienced LNG project personnel.

Just a few more facts about the award, we have formed a joint venture with Kentz in which CB&I is the leader with a 65% share. This is a reimbursable contract with the incentives focused on safety, quality, cost, and schedule.
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This is a great win for CB&I. We’ve been working in Australia for more than 75 years, and this award positions us well to continue to be Australia’s leading energy contractor and a major participant on future projects in Australia’s promising LNG resource developments.

Finally, on new awards, today we announced a $500 million EPC contract for 260,000 cubic meter tanks on another LNG project in the Asia Pacific region and a $60 million tank project in Saudi Arabia for Ma’aden Bauxite and Alumina Company. These three contracts will be in the third quarter awards.

So, again, it was a good second quarter and a great month. We’ve been saying that we see our markets building momentum, and the awards we have received year-to-date are certainly proving that to be the case.

Now let me provide an update on our major projects currently underway. We have two LNG projects on a development for Russia where the FEED engineering work for the Shtokman and the Yamal projects is ongoing in our London office.

Through our joint venture with Chiyoda and Saipem, we are participating in the FEED work on the Browse LNG development for Western Australia. The FEED work is on schedule for completion in the first half of 2012, and it will include the submission of an EPC contract price for the full LNG plant development.

We are also engaged in several studies for LNG liquefaction trains in the U.S. and Africa. All of these studies and FEED projects offer us encouraging opportunities for additional EPC work in 2012 and onwards.

In Papua New Guinea, our two EPC contracts for Exxon’s Papua New Guinea LNG project are progressing well. For the LNG tanks at the sites on the coast and at Port Moresby, the excavation work is underway, and work on the tanks’ foundation will begin soon. Prefabrication of structures and equipment for the tanks are ongoing at a yard in Thailand.

On the Hides gas conditioning plant in the Papua New Guinea Highlands, we have mobilized to the site. Engineering is more than 85% complete, procurement of equipment well advanced; however, construction progress is somewhat delayed due to local issues and weather.

Turning to South America, the REFICAR refinery project in Cartagena, Colombia, is progressing well. This month, we installed the 280 foot tall naphtha hydrotreating tower, which was a major undertaking and a significant milestone. We have also completed about 85% of the pilings, near 14,000 in all, and the cut and fill work on the sites.
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Eighty process modules are being built in our Island Park fabrication facility in Beaumont, Texas, and that site, our manpower currently exceeds 2,600 crafts.

In the U.S., construction is well underway on the 200 million cubic foot per day gas processing plant at Occidental’s Elk Hills field in California. The engineering is nearly complete, and equipment loads are arriving daily at site.

And in Canada, the Kearl Oil Sands Project continues to make steady progress. Three of the six FSU vessels are finished and being installed, and the primary separation cell vessel and the storage tanks are on schedule. However, our client has experienced some permitting challenges for transportation of client supplied equipment modules through Idaho and Montana, and the potential impact on our schedule is currently being evaluated.

In the Middle East, we are working on numerous Steel Plate Structure projects. One of our larger projects is the GASCO LPG project in Abu Dhabi where we are constructing eight storage tanks, six cryogenic tanks, and two naphtha storage tanks and associated piping and electrical instrumentation systems. The project is ahead of schedule, the construction of all tanks ongoing at various stages of completion.

We are also executing two separate storage tank projects, 90 tanks in all, as part of Takreer’s refinery expansion project in Abu Dhabi. Construction and fabrication are well underway, and the projects are scheduled to be completed in 2012.

In closing, our end markets are obviously continuing to gain momentum, and as evidenced by the recent awards, we are well positioned to capitalize on this positive development. Thank you.

PHILIP ASHERMAN:	Thank you, Lasse. Dan?

DAN McCARTHY:	Well, good afternoon. I am pleased to report that Lummus Technology’s business development is continuing to progress in line with our expectations. During the quarter, we enjoyed success in olefins with another methanol to olefins award, two ethylene revamps, and a butadiene project.
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On the refining side, we had awards in gasoline processing and delayed coking. Our CLG joint venture, which is not consolidated, benefitted from a hydrocracker award, a lube oil expansion, and a number of catalyst awards. While the value of the consolidated awards for the second quarter is somewhat lower than the previous two quarters, it is mostly a matter of timing. There were delays in awards of a few larger projects, which we believe are on track to be awarded in the second half of 2011.

Market activity remains strong, and we project a significant growth in backlog for the year.

I think it is also worthwhile to note that CLG’s increase in new business, which we reported in the first quarter, continues and have now booked more than 50% of their plan in the first half of the year.

These awards will drive an increase in earnings on the equity income line as the year progresses.

For the past year or so, we have been discussing the potential impact of shale gas on our business. We have now seen a shift from the planning to the engineering stage. A good example is the recently announced CB&I gas plant award based on a proprietary Lummus technology processing scheme, which Lasse just mentioned. We are tracking several other similar opportunities.

As most of these gas reserves contain natural gas liquids, an excellent petrochemical feedstock, we expect a number of ethylene projects to follow. We recently began working on an expansion of an ethylene plant in the United States and continue to support ethylene producers in a variety of planning studies. We anticipate additional engineering awards for the remainder of 2011, with full EPC contracts being released throughout 2012. There are also increasing opportunities for on purpose propylene production via our olefins conversion technology in CATOFIN dehydrogenation process.

The refining licensing business has also begun to rebound. This is driven by higher spreads between light and heavy oil, improved refining margins, and continued demand growth for middle distillates. These trends are generating interest in various conversion processes such as hydrocracking and delayed coking. Much of this activity has been centered in high growth regions such as China, Russia, and the Middle East, where we have had good win rates.

From a regional perspective, we continue to see a strong level of activity in China and the Middle East. These regions have been important contributors over the last few years. We are also noticing significant growth of new business opportunities in Russia.
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In summary, we are very encouraged by the market environment, whether it be gas processing or olefins in North America or refining of petrochemicals in Asia Pacific, the Middle East, or Russia. We believe we have the product, solution, and experience to support our customers in achieving their objectives.

Thank you.

PHILIP ASHERMAN:	Thank you, Dan. Ron, let’s review the numbers.

RON BALLSCHMIEDE:	Thanks, Phil, and good afternoon, everyone. With that overview of our major activities around the world, let me take you through our solid financial results for the quarter.

Revenue for the second quarter was $1.1 billion, up $170 million, or 19%, from the second quarter of 2010. The revenue increase reflects the increasing activity of our backlogs as our major projects begin to move towards the construction phase of the work scope. We expect this increased project activity to continue throughout 2011, providing sequential quarterly increased revenue, consistent with what we’ve seen for the last several quarters.

We also reaffirm full year revenue guidance of $4.3 to $4.7 billion. Our gross project for the quarter was a solid $140 million, or 12.9%, representing the relative contribution of each of our sectors. I will come back and discuss the changes in our revenue and operating income by business sector in a moment.

Selling and administrative expenses remain well controlled, increasing $2.1 million, or 4.6% to $48.5 million for the second quarter. The consolidation of CDTECH resulting from the acquisition of its residual interest in December 2010 accounted for the majority of this increase. Selling and administrative expenses for the quarter were 4.5% of revenues, compared to 5.1% for the comparable quarter of 2010, benefiting from our increased revenue volume. We continue to expect our full year 2011 selling and administrative expenses to be approximately 4.5% of revenues.

Second quarter operating income was $88.4 million, or a strong 8.1% of revenues, compared to $70.9 million, or 7.7%, of revenues in the second quarter of 2010.

Our tax rate for the quarter was 28.8%, consistent with our expectations for the full year tax rate.

The summation of all that results in a second quarter net income of $61.9 million, or 62 cents per diluted share. Earnings in the quarter and the year-to-date earnings per share of $1.12 reflect the strongest second quarter and first six months earnings in our history. EBITDA totaled $105.7 million for the quarter, or 9.7% of revenues.
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Our earnings to date and our confidence in the quality of our backlog have allowed us to increase and narrow the range of our earnings per share guidance. As we indicated in our earnings release, our revised 2011 EPS guidance is $2.35 to $2.45 per share.

Now let me take you through the sector results. Each of our sectors’ 2011 results were consistent with our expected annual range of operating results, which we discussed previously, specifically our performance expectations, our operating income in the range of 7% to 10% for Steel Plate Structures, 3% to 6% for CB&I Lummus, and annual operating income for Lummus Technology of $100 million plus or minus 10%.

Lasse and Dan spoke to our new awards and prospect activity, so I’ll provide some overall comments. Our new awards for the second quarter totaled just over $1.2 billion for a book-to-burn ratio of 112%, compared to $916 million of new awards for the 2010 comparable period. Press release awards totaled approximately $540 million, the largest of which was the $300 million gas plant which Lasse discussed earlier. The balance of approximately $680 million represents smaller new awards and project growth, which was spread nicely between our sectors and project types around the world.

Our new awards for the first six months, the large third quarter awards announced in the last couple of weeks, and the prospects for the balance of the year enable us to increase our full year 2011 new award guidance to 6.8 billion to 7.2 billion.

Steel Plate Structures reported second quarter 2011 revenue of $456 million, an increase of 27% from the $360 million in 2010. The increase reflects higher activity on our 2009 large awards in the Middle East and Australia, partly offset by lower volume of Steel Plate Structure work in the Americas.

Operating income totaled $47 million, or 10.4% of revenues, compared to $33 million, or 9% of revenues, in 2010. The increase in operating margin reflects a good mix of storage tank work around the world and improved cost recoveries driven by the higher volumes.

CB&I Lummus revenues totaled $542 million in 2011, an increase of $36 million, or 7%, from 2010. The revenue increase from our REFICAR refinery, Papua New Guinea gas plant, and Kearl Oil Sands Projects certainly fueled more the growth in that and were partially offset by lower U.S. and South American LNG work. Both REFICAR and PNG projects are progressing well with higher revenue burn expected for the balance of the year and beyond.
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Income from operations totaled $24 million, or 4.5% of revenues in the second quarter, compared to $25 million, or 5%, in 2010. Factors contributing to the change in operating margins include an increased level of reimbursable projects and higher pre-contract cost, driven by an increase in bid activity.

Finally, Lummus Technology had a strong quarter, reporting revenues of $88 million, an increase of $50 million from the second quarter of 2010. This revenue increase was primarily driven by the strength of the global petrochemical market, which Dan spoke to earlier, and revenue resulting from the subconsolidation of CDTECH. Second quarter operating income totaled $16 million, up from $13 million in the comparable quarter of 2010, reflecting the high level of activity during the quarter.

Our balance sheet liquidity remains strong, with a cash balance of $376 million, no revolver borrowings, and cash net of debt of just under $300 million. During the quarter, we returned $57 million to our shareholders through $5 million of dividends and repurchases of $52 million of our shares. For the first two quarters, our share repurchases and dividends totaled just short of $100 million.

In closing, our strong backlog and financial position provides us with the necessary financial flexibility to deliver our projects and take advantage of the energy market demands for our services. We are well positioned for opportunities to grow our company and to continue to providing strong returns to our shareholder.

Phil?

PHILIP ASHERMAN:	Thank you, Ron. Now we’ll open the call for your questions.

OPERATOR:	Ladies and gentlemen, in order to ask a question, press Star, then the number 1 on your telephone keypad. If you would like to withdraw the question, press the Pound Key. We will pause for just a moment to compile the Q&A roster.

Our first question is from the line of Will Gabrielski with Gleacher. Please go ahead with your question.

WILL GABRIELSKI:	Thanks. Good afternoon.

PHILIP ASHERMAN:	Hello, Will.
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WILL GABRIELSKI:	Good. So a couple of questions. First, the Lummus Tech margin in the quarter was a little bit lower than last quarter, and you’re running, I guess, below the midpoint of what full year would need to be at for that $100 million plus or minus 10%. Any thoughts on how confident you are on the back half of the year and how conservative your EPS guidance would be if that run rate picked up?

PHILIP ASHERMAN:	Yeah. I’ll let Dan respond to that.

DAN McCARTHY:	I think that the business results for this quarter, really sort of a result of mix and timing, and so we think that, you know, we have our full year forecast, and we don’t see anything that is on the horizon that prevents us from meeting that range that we’ve put out in the past.

PHILIP ASHERMAN:	Will, we talked about it in the first quarter, and I think we’ve continued to say that — you know, look at that business as around $100 million income business, with some plus or minus we think, not much variability in there. We’re still confident that that’s where we’re going to land.

WILL GABRIELSKI:	Okay. Follow up on the Kearl project. Can you remind me and us possibly if that was cost plus or fixed price, your scope of work there? Then, as a second part to that, with the consolidation of three phases down to two by Imperial announced, when do you think you could see incremental scope associated with that project?

PHILIP ASHERMAN:	I don’t know that we’ve talked about the contract terms at Kearl, but I think you can consider that, as most major projects, more vibrant. We had a long preliminary period which was a lot of reimbursable and fixed a lot of pricing towards the last tranche of that. So, mostly, it’s kind of a hybrid.

That job, again, is continuing to be on track. As Lasse said, there are some issues regarding some of the owner supplied modules, but those aren’t necessarily our issue. But we’ve been talking about potential expansion; hopefully start getting on with that before the end of the year, with a very similar scope.

WILL GABRIELSKI:	Okay. And then lastly, in terms of the visibility on U.S. gas processing plants, it seems like there’s more of that work coming. How well positioned are you, and how is the competitive market for that versus some of the other markets you compete in?

PHILIP ASHERMAN:	Well, I’ll let Dan expand on it, but I think as Dan implied, I think we’re very well positioned. Certainly from the technology side to kind of get a very early look, they have been very instrumental in our ability to win the awards on these major expansions, as we’ve seen in Occidental last year at Elk Hills and certainly with this new plant in the Northeast that we announced at the very end of the quarter. So we’re very well positioned for that work.
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There are several layers, obviously, and as far as the infrastructure associated directly with the shale gas, we think we’ve got some proprietary technology and some ways to certainly address that market as well.

Then, I think as Dan talked about the collateral benefits, if you will, or the other benefits as far as what we see, the increased activity in the petrochemical markets and infrastructure potential, those seem to be getting pretty good pace and are getting traction.

Dan, do you want to add anything to that?

DAN McCARTHY:	I definitely would. I’d like to first, you know, in terms of how we approach the market, I think we bring a better technical solution that has operating benefits to the end user, recovering more ethane and propane, which is really the value right now out of these wells.

And then, secondly, we’re finding a lot of linkages between projects on gas processing and olefins. People, before they are making a commitment on the olefins plant, they are working with people on the gas processing side, and so we are actually getting to see where those linkages are, and I think that’s a strong benefit for us. And then, you know, when we wrap around the full scope, as we talked earlier, that we can do the engineering construction, we can provide the tanks, people like that. I mean, gas processors enjoy the fact that they have one person to deal with.

WILL GABRIELSKI:	Thank you very much.

PHILIP ASHERMAN:	Okay, Will. Thank you.

OPERATOR:	Our next question is from the line of Joe Ritchie with Goldman Sachs. Please go ahead with your question.

PHILIP ASHERMAN:	Hello, Joe.

JOE RITCHIE:	Thank you. Good afternoon, everyone.

PHILIP ASHERMAN:	Good afternoon.

JOE RITCHIE:	Great quarter.

PHILIP ASHERMAN:	Thank you.

JOE RITCHIE:	The first question I have is really on the Gorgon project. If we think about that project, that’s obviously a huge project for you guys. You talked a little bit about two things; one, your capacity to do additional mechanical erection work in Australia, given the size and potential constraints of the Gorgon project. And in addition, if you could maybe talk a little bit about the contract structure to give us a sense for, you know, how you’re mitigating the risk of that contract, you know, was it fixed price, cost plus, hybrid contract, that would be very helpful.
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PHILIP ASHERMAN:	Let me start, and then I’ll let Lasse add some comments and expand on that as well.

Bear in mind, we’re doing mechanical erection and electrical work already for Pluto in support of that as we concluded our tank work, so we had existing workforce there already.

As you can imagine, Joe, and I think as you’ve noted, the Gorgon project has had a long cycle time. We’ve had certainly part of our obligation and certainly in our discussions with the owner, we had to demonstrate a plan to be able to staff that work adequately from a variety of sources, and of course, the fact that the majority of the work is being modulized and shipped into Australia certainly helps to mitigate the risk of labor, not just in absolute cost but certainly availability. So, you know, we’ve certainly looked at that, and we’re certainly prepared to respond.

I don’t know. Do you want to add some more to that, Lasse?

The cost, I think as Lasse said, this is going to be a cost reimbursable project, you know, so from a risk standpoint, it’s certainly — and we have a partner with Kentz who is well known, a world renowned E&I contractor, so we think we’ve mitigated that risk on labor pretty well.

Lasse?

LASSE PETTERSON:	Yes. As we said, it’s a cost reimbursable contract. We have incentives on quality, schedule, safety, and cost. So, from that perspective, I think it’s a contract that suits us very well.

And we have a great following in Australia from being present in the country for 70 years, so resourcing will come from an existing Australian organization, and we will supplement that with personnel from our worldwide organization. And we have people coming off projects such as Peru and so forth, so they are being made available, as required.

PHILIP ASHERMAN:	Yeah. I think also, Joe, bear in mind that we are working in a variety of roles in a variety of places throughout the region, so it’s not as if we’re having to parachute a team in for Gorgon. We are at various stages not only in Papua New Guinea but certainly in other parts of Australia off tanks and other assignments. So we feel pretty prepared to meet the challenges from a labor standpoint on this job, and certainly, Chevron agrees.
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JOE RITCHIE: Okay.	That’s really helpful. I guess even beyond this job, do you guys still think that you have opportunity to do this type of work as some of the other projects move to further stages? So, for example, GLNG or QCLNG, as we move further along in the project completion there, would you guys be able to step in and do this, you know, the same type of mechanical erection work on those projects?

PHILIP ASHERMAN:	Well, certainly. I mean, that’s been a core competency of ours for 75 years in Australia, and we certainly think that we can step in if asked to do that. And we’ve been doing that on Trains 3 through 5 at Woodside historically, and we just have to look at it case by case, but from what we see in front of us, we think we’re pretty well positioned for that work.

JOE RITCHIE:	Okay, great. I guess switching gears, on the Lummus Technology; you mentioned that you feel pretty comfortable with your guidance of $100 million in EBIT plus or minus 10%. Even if you got to, I guess, the low end of the range of $90 million for the year, you would still be looking at, you know, $25 million in EBIT a quarter. So I just wanted to clarify if the $25 to $30 million in EBIT over the next couple of quarters is something that you still think is very feasible.

PHILIP ASHERMAN:	That’s the way we see it.

JOE RITCHIE:	Okay, great. Well, that’s all I have. Thank you for the time here.

PHILIP ASHERMAN:	Thanks, Joe.

OPERATOR:	Our next question is from the line of Scott Levine with JPMorgan. Please go ahead with your question.

PHILIP ASHERMAN:	Good afternoon, Scott.

SCOTT LEVINE:	Good afternoon, Phil.

With regard to the bookings, you had a couple of large wins here very recently, and some of these are on jobs, as you mentioned, that have been ongoing for a while, but I’m wondering, like, is the year from an order flow standpoint, irrespective of the guidance raise playing out, how is it playing out relative to your expectations when you establish the initial guidance? And are you seeing additional projects, new projects being sanctioned at the pace you would expect, or have you seen any change in the pace of order activity really since — maybe even since early April where we’ve had more volatility in the markets in general?
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PHILIP ASHERMAN:	Yeah. Well, you know, we’ve been talking about the potential of upside in the new awards since the last call, and I think in other conversations, certainly, we have at conferences and elsewhere. So we’ve been working towards the possibility of this upside on these new awards. We’re pleased that we’re able — and this is only through the hard work of a lot of teams around the world — to be able to conclude these contracts and get an award where we could announce them at midpoint as opposed to perhaps just talking about a range and our guidance and our comfort, you know, we’ve actually got these awards.

Now, we’ve still got a lot of work to do. We’ve still got the rest of the year, and we’ve got some new awards still out in front of us. I think as we are reviewing and looking at 2012 and beyond and some of the developments, not only continuing LNG but petrochemical and gas processing, we’re very enthusiastic about the potential we see going in the out year, so not only are we pretty confident on our range for this year and our new guidance but certainly what that means for 2012 and beyond.

SCOTT LEVINE:	Understood. Maybe just one follow up on 2012 and beyond. You affirmed your traditional margin range is for the individual segments and the profit outlook for Lummus Technology, but as we think about some of these larger projects that you’ve booked and in the out years, not asking for guidance, how shall we think about the margin trajectory going forward? You know, in particular, your steel plate kind of poked above the high end of your traditional 7% To 10% range.

PHILIP ASHERMAN:	I know we keep — every time we set the range, we keep, as you say, poking above those, but I think that is where we would suggest that you stay, within those brackets that we set.

There is a lot of reimbursable work. The mix has changed. I mean, we’re going for that 50-50 reimbursable. I don’t have the exact number, but it probably looks more like a 60-40 mix now with reimbursable. We’ve got to take some time and analyze how the burn rate is going in 2012 and look at how that impact is relative to these margins, but I don’t see any reason to change those brackets we’ve given you for each sector.

Certainly, technology is holding course, and actually, the Steel Plate Structures has been performing — outperforming what our original expectations were.

And then the EPC side of the business, which carries a lot of our cost and pre-contract cost, we need some time to look at that, but, you know, it’s going to be probably similar to last year where we saw this relationship between backlog and revenues, a little bit different than historically. So we’re going to have to look at that burn rate and then use the back half of the year to guide you into 2012 and ‘13.

SCOTT LEVINE:	Thanks. Nice quarter.
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PHILIP ASHERMAN:	All right. Thank you.

OPERATOR:	Our next question is from the line of Andy Kaplowitz with Barclays Capital. Please go ahead with your question.

PHILIP ASHERMAN:	Hello, Andy.

ALAN FLEMING:	Hey, guys. Good evening. It’s Alan Fleming stepping in for Andy this evening.

My first question is around gross margin. You had pretty good gross margin again in the quarter, around 13%. It was down sequentially a bit, but I think in the past, you’ve got it to around 10.5% to maybe 12.5%, and it seems like your business is clearly better than that. So I was just kind of wondering, you know, how should we think about that guidance? Is it conservative? What should we think about going forward?

PHILIP ASHERMAN:	As I just told Scott, I think we would suggest that you stay within those brackets, but we try to guide you towards looking at operating income as the metric that we would suggest you use, simply because of the differences in our three sectors and the commercial characteristics.

Ron, do you want to add?

RON BALLSCHMIEDE:	Yeah. Particularly with the growth in Lummus Technology and with its ventures and otherwise, it’s very hard to — it’s an awful lot easier to understand our business at the operating income line.

And to Phil’s point on even the new awards that we’ve enjoyed year-to-date, we’re certainly selling them. That will continue to support the ranges that we’ve been talking about there. So we don’t see any change in that, so it’s a much better way to get a better model, if you will, is to focus on the operating income rather than a consolidated GP number.

ALAN FLEMING:	Okay, that’s helpful. Thank you.

I have a follow-up around the Middle East Market. You guys have been traditionally big in storage there. We saw the $60 million award from Ma’aden this afternoon.

PHILIP ASHERMAN:	Yeah.

ALAN FLEMING:	But we haven’t maybe seen a lot of other sizeable projects materialize in that region. So can you just talk a little bit about what you’re seeing? Has it been sluggish there, and kind of when — you know, are you seeing a pickup in activity?
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PHILIP ASHERMAN:	Well, we’ve seen a good market there for our Steel Plate Structures business. I mean, the tank business in the Middle East has been very, very good for us, particularly in Saudi Arabia and throughout the Emirates, and we see that to continue.

A lot of comments and questions about the Koreans’ competition. Actually, the Koreans have been some of our best customers in the Middle East relative to Steel Plate Structures.

When you get into the downstream petrochemical business or the chemical business, that gets a little more problematic in terms of how competitive are we, can we be, and how we’re going to approach that market, but right now we see a pretty good business.

Our plan going forward is not very dependent on the Middle East downstream market, to tell you the truth. So we’re hopeful that maybe we can find a solution to that situation there, but we’re not overly dependent on that particular region, except from a Steel Plate Structure standpoint and also technology. Our technology business is extremely strong, but EPC, you know, we’ve got a lot of places in the world to capitalize on.

RON BALLSCHMIEDE:	It’s always been a market where we’ve had one or two major storage projects going, like the GASCO job we have going now, but a lot of singles and doubles in the region.

PHILIP ASHERMAN:	I think, if I can just add one more comment to that, there are places in the world, such as the Middle East, such as Russia, China, India, where we have a great technology business. In some cases, our Steel Plate Structures business, it becomes a different type of market for us if you’re talking about engineering and construction, but certainly great opportunities for us in both of those other sectors.

ALAN FLEMING:	Okay. Thanks, guys.

OPERATOR:	Our next question is from the line of Jamie Cook with Credit Suisse. Please go ahead with your question.

JAMIE COOK:	Hi.

PHILIP ASHERMAN:	Hello, Jamie.

JAMIE COOK:	Good evening, and congratulations. A couple questions. One, you know, the question was asked earlier, I think by Will. You talked about sort of the Kearl project, and it was a supply unit, you know, concerns around suppliers, and you said it’s really not your problem. I just want to get a little more color there, and I think you also mentioned some issues in Papua New Guinea. So can you just elaborate more on those, and did we take any hit on the quarter?
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And then my follow up question is, you know, you raised your EPS guidance. The revenue guidance is unchanged. I guess I’m surprised by the recent win with Gorgon and some of your other recent wins, so just especially with your JV partner and Gorgon saying the project should begin immediately. So, if you could provide color on those, I’d appreciate it.

PHILIP ASHERMAN:	Okay. So we got Kearl. You got Papua New Guinea and —

JAMIE COOK:	And then your revenue guidance.

PHILIP ASHERMAN:	And the revenue guidance. Okay.

JAMIE COOK:	Gorgon.

PHILIP ASHERMAN:	Kearl, you know, normally we wouldn’t get that granular into some of the execution issues, but I think it came out in the newspaper, and it’s been well publicized that there’s been some issues as far as the transportation of modules. And it’s probably a little extreme to say it’s not our problem, because we’re in the business of solving problems for our clients, but as far as our contract and our scope, you know, other than just having to adjust schedules and certainly — and deliverables, that’s where it becomes the project’s challenge. So I’d probably characterize that a little bit differently.

But, you know, we’re looking at the next phases, some different ways to execute, a similar scope, and we’ll get this thing solved. But that’s the reason I wanted to mention that, and Lasse mentioned it, because it has been publicized, and we wanted to just clarify that. But as far as our plan, there is nothing that would compromise our plan or our forecast that we just gave you.

The Papua New Guinea and I guess the revenue issue is pretty, pretty similar. Of course, it’s been well publicized that in Papua New Guinea, they’ve had some challenges on some of the local travel issues and some of the infrastructure that supports the gas conditioning site that we’re working on. Again, it’s not a contract that we’re at risk as far as our financial plans, and we don’t think there’s going to be an issue, other than it makes the burn of our revenue a little more sluggish than what we had originally forecasted, which is why you see we haven’t changed our range.

The second thing, even though perhaps someone said that we’re going to start immediately on Gorgon, we have started immediately on Gorgon, but that’s at Barrow Island, and that has a certain mobilization period and ramping up. So we think if you look at that — and we’ll clarify that as we get closer to the end of the year — we’re thinking the characteristics in terms of revenue on Gorgon will probably start really getting interesting towards the end of the back half of 2012 and going to 2013.
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I think the nice thing about all these, Jamie, is that we’re able to get these kind of results in the current backlog, and even though we’ve had a little bit of sluggishness on some of these reimbursable jobs, what that means for 2012 and 2013 when we start looking at some of those curves and then we keep filling the backlog with some new work, it gets pretty interesting, so it’s not all bad news. But that’s why we kept the revenue range where it is.

JAMIE COOK:	Okay, great.

RON BALLSCHMIEDE:	And there have been no cost adjustments on those jobs we just talked about —

PHILIP ASHERMAN:	Right.

RON BALLSCHMIEDE:	— to answer your earlier question.

PHILIP ASHERMAN:	Well, that’s right. Sorry I missed that.

JAMIE COOK:	Okay. Didn’t mean to harp on the negative. Congratulations.

PHILIP ASHERMAN:	Oh, that’s okay. No, we’re not overly giddy. I’m just saying that, you know, when we look at that revenue — and I think we kind of cautioned everyone last quarter that it’s not a — and the mix of the work is going to change this burn ratio. So I think last year, we went from to about 35% burn, I believe. We’ve been talking about 50% may be the new reality. We’re going to have to reanalyze that going into next year to see how all this, how all these are going to ramp up and what that’s going to be in terms of our outlook.

JAMIE COOK:	Okay.

RON BALLSCHMIEDE:	The magnitude and integration of Gorgon will change that conclusion from what we had in backlog before that.

PHILIP ASHERMAN:	But the good news is we got a majority of this entire huge backlog that we’ve announced over the last year or so. We still have most of it.

JAMIE COOK:	Thanks. I’ll get back in queue.

PHILIP ASHERMAN:	All right, Jamie.

OPERATOR:	Our next question is from the line of Rob Norfleet with BB&T Capital Markets. Please go ahead.
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PHILIP ASHERMAN:	Hey, Rob.

ROB NORFLEET:	Hey, good afternoon, and congratulations on a great quarter.

PHILIP ASHERMAN:	Thank you.

ROB NORFLEET:	Just a couple follow-on questions. In terms of the margins at CB&I Lummus, clearly they improved versus Q1, which we talked about on the last quarter call, but I wanted to ask Ron, is there still some modest impact from pre-construction cost and stock based comp expense, and how should that trend over the second half of the year?

RON BALLSCHMIEDE:	Yeah. Right now the stock based compensation, as you’ll recall, there’s like $20 million in the first quarter and where the expectation for the full year is about $35 million, so the second, third, and fourth all have about the same load of incentive com, so that’s first quarter only phenomena. But the rest of it is you were certainly getting some leverage out of our S&A, about 60 basis points there from Q1 to Q2, that essentially gets allocated down to the units in pro rata to its revenues or some other cost driver, but it’s pretty much pushed down in that way. And then, hopefully, the higher bidding activity continues throughout the year, but —

ROB NORFLEET:	Okay. And if we were to still look at the high end of the potential range for this business at 6%, I mean, what needs to happen to get there? Is it more pricing? Is it execution? Is it utilization? I’m just trying to understand as we kind of see these projects starting to ramp up — and clearly, you’re executing well — how we can kind of see margin expansion in the Lummus business take place.

PHILIP ASHERMAN:	You’re talking about on the EPC side of the house, right?

ROB NORFLEET:	Correct. Correct.

PHILIP ASHERMAN:	Well, maybe — I mean, you could speculate and say there could be more lump sum opportunities which drive some premiums. There could be contracts which have certain incentives, which we don’t forecast, but we have until they’re earned. There could be upside to that. I think if you historically look at the industry, we’re right at towards the top of the range in terms of what this kind of business should be able to generate on this amount of volume.

RON BALLSCHMIEDE:	And there’s still some leverage coming out, some leverage coming out of S&A and in the fixed cost structure that they have. So, as we ramp up the revenues from some of these large jobs we’ve been talking about, we’ll see some improvement coming out of that. That will also all be characterized when we — you know, based on the contracting structure of these future awards, too, which will move it a little bit, but right now it’s pretty good range.
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ROB NORFLEET:	Yeah.

PHILIP ASHERMAN:	But that’s a great point. You know, I mean, you need to relate that to our backlog. We’re structured for the work in front of us. So as our revenues grow through execution of these projects, it’s not a linear calculation as far as our overhead for that work, so we should get some additional leverage out of that.

ROB NORFLEET:	Okay. That makes sense.

And just quickly back to Joe’s question about capacity, I guess to his point, I just wanted to understand. So we obviously just had one, the additional Gorgon award, that REFICAR ramping you’re doing, three FEED works on LNG projects that could get FID in 2012, and that doesn’t even include potentially Curtis Island. So I guess the question is, if you were in a position to win full EPC on these awards, would you have the ability to do this work at your existing facilities?

PHILIP ASHERMAN:	Well, again, REFICAR, we’re well on our way. There are 2,000 people currently on site or over 2,000. We have nearly 300 people or plan to have 300 people at our fabrication facility in Texas. We hired over 700 new engineers in Texas for that work.

By the way, we’re also ramping up for the engineering work to start on the gas processing project that we just announced. So that’s all in our plan. We don’t see any constraints or issues with mobilization on that.

I think what we have to realize is ramping up and mobilizing for these big construction jobs is something we do. It’s something we’ve done for decades and some very, very large jobs. The fact that we’re doing it in Australia at a place that we know the workforce, we’ve been there for a long time, we have a lot of regional support, if you will, not only in terms of infrastructure but direct labor, I mean, that’s what we had to demonstrate to Chevron before, obviously, we were actually successful there. So it’s not an easy task but certainly one that we’re well equipped to deal with.

When you talk about the FEED work for Yamal, again, if you look at engineering, there are only three places in the world for liquefaction you probably want to go, and it’s probably Yokohama and London and Houston. We’ve got joint venture partners for both Yamal and Browse. So, again, there’s a sharing of those resources, and we fully realize that above a certain level, above a certain size, it compels us to go out and look for joint venture partners that are reliable and can handle part of the scope of the work, as we’ve done with Kentz, certainly at Gorgon, and certainly as we’ve done with Clough on Papua New Guinea, as we are doing with Chiyoda and Saipem for both Browse and Yamal. So that’s our answer to the resource issue.
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But it’s going to be certainly a challenge when you look at all the work out there, and if you look at the hundreds of billions of dollars that are being spent in LNG and related work and the number of firms like ours in the world, it’s not an infinite number, so it will be a challenging, challenging cycle we’re working on.

ROB NORFLEET:	It’s a high class problem to have.

PHILIP ASHERMAN:	Yeah, you’re right. Thank you. That’s a great way to say it.
[Laughter.]

ROB NORFLEET:	Right. And last question I have and I’m going to get back in queue, just in terms of capital allocation, obviously you continue to buy back stock, reinstate the dividend. What are you seeing? Are you seeing anything different in the acquisition market, not so much just on pricing and what’s out there, but any — you know, in terms of what you’re looking at, end markets, geographies, et cetera?

PHILIP ASHERMAN:	Yeah. We’ve talked about this. We think the best investment is obviously still in the growth of our company, although we have certainly gotten some great returns for our shareholders on the share buyback.

But we look at opportunities out there. Again, our best experience has been with those acquisitions where we can carve out assets or we can add assets to our existing workforce that are complementary to our model, and that would be the preferred approach. So we’re looking for that, and we think a company that certainly has the right profile, working in similar areas, may have the kind of skill sets that would fill some of the geographic gaps that we see in our business, would be interesting to us.

But right now we think how we’ve deployed our capital and using our capital right now and our conservative approach on our debt is a good place to be and gives us the flexibility to address these opportunities when they occur.

Ron, do you want to add anything to that?

RON BALLSCHMIEDE:	No. I think that’s right. We certainly look at our liquidity and keep it very precious. I think we’re always evaluating to make sure we now have enough dry powder between our cash balances and our debt to take advantage of an opportunity that comes up, so we look at that all the time. And then certainly, beyond that, for the right transaction, we’d go to the equity markets, but, you know, that’s after we would — first choice is cash. Second choice is debt. Probably get up to comfortably a 25% debt to total cap rate before we would have to do something on the equity side. So, if you did that math today, it’s about $500 million. The first $500 million would come from those two sides, and then after that, we’d have to, for the right deal, go to our shareholders.
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ROB NORFLEET:	Great. Well, thanks for the response, and again, congratulations on a great quarter.

PHILIP ASHERMAN:	Thanks, Ron.

OPERATOR:	Our next question is from the line of John Rogers with D.A. Davidson. Please go ahead with your question.

JOHN ROGERS:	Hi. Good afternoon.

Phil, just relative to the $10 billion in backlog, you guys touched on this a little bit, but in terms of the ramp of the work that we’re looking at now — and I realize there’s hopefully more yet to come, but are we looking at fully utilization or hitting maximum in terms of your burn rate in 2013, 2014? I mean, have you got visibility to do a ramp in 2012, 2013, 2014 now, or does it step up?

PHILIP ASHERMAN:	Well, we will have. I mean, that’s a very important question because we’re going to need to do a good job, obviously, of analyzing and communicating exactly what you’re saying, because the backlog, the size of this $10 billion debt backlog and the relationship to the revenue and the new burn relationships is going to be very important to understand how the model is going to work.

But, yeah, we look at those curves, and the exciting thing to us about these curves is because we’ve gotten some very recent backlog that we’ve been ramping up. And then when you start looking at how these, the characteristics of these projects — now, Gorgon is all construction, so we ought to start getting these in terms of revenue faster.

But still a lot of engineering work we’ve got to do on a lot of these jobs. Of course, the tank work is pretty quick in terms of getting to the field and generating revenue there, so they’ve all got different kind of characteristics, but the long duration backlog, these are several year projects, and so once we hit the top of that curve, that S Curve, I think we’re going to enjoy a pretty good period of stability when you combine all this backlog doing down to the ‘12 and ‘13, certainly.

RON BALLSCHMIEDE:	And, John, much like you saw in Peru and saw in our announcement on Gorgon, the trains are four year plus type contracts — build, so it will be nice to have that comfort going out for the next three or four years with this kind of backlog.
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PHILIP ASHERMAN:	Yeah.

JOHN ROGERS:	And, Ron, I guess, are we going to see an immediate or in 20- — I don’t know — 2012 or at some point here — a big surge in cash then? Because you guys do a pretty good job of getting the cash up front, but you also mentioned a 60-40 split, now cost plus to fixed price.

RON BALLSCHMIEDE:	I certainly do like the cash opportunities, but with reimbursable work, they’re not quite as —

JOHN ROGERS:	Right.

RON BALLSCHMIEDE:	— beneficial as a lump sum project. So we’ll certainly generate a lot of cash, but you shouldn’t look for big down payments on these reimbursable jobs.

JOHN ROGERS:	Okay. And then —

RON BALLSCHMIEDE:	They’re still being cash positive.

JOHN ROGERS:	Right.

RON BALLSCHMIEDE:	They’re just based on the characteristics of those big front-end payments.

PHILIP ASHERMAN:	But Like Ron loves to say about not working the —
[Laughter.]

PHILIP ASHERMAN:	— these, even the reimbursable jobs, John, I mean, they’ve got the — we make sure that we’re cash — cash positive in line with the owner’s requirements, so we work hard on that. So we’re going to stay ahead of the curve hopefully on virtually all this work, so you ought to start seeing that fleshing out in — or fleshing out in terms of cash as these jobs develop.

JOHN ROGERS:	Okay. And just lastly, are we in an environment yet where you’re seeing owners scramble a little bit to place orders and go out further, or is it still —

PHILIP ASHERMAN:	I haven’t seen that, John. I mean, these are long cycles, John.

JOHN ROGERS:	Yeah.
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PHILIP ASHERMAN:	I mean, even though we got to Gorgon, we wouldn’t — you know, I won’t tell you how long we’ve been working on that, you know, because that’s a huge development, and even at 2.3 billion, you know, there’s a lot of other work going on around us by other people, and these are huge developments. So I don’t — you know, I don’t think that owners feel compelled to scramble.

I think, you know, the owners that we’ve dealt with, they’ve got a long history of how they’ve worked with contractors on a long-term basis, certainly with the added advantage of all of our technology up front. So I wouldn’t characterize it as a scramble at all. I think these are part of their long-term plans, and we’re fortunate that we’ve had such good relationships with them. We can plan for that as well, so I don’t think — I don’t think we’ve seen any scrambling at all.

JOHN ROGERS:	Okay, great. Thanks, and congratulations.

PHILIP ASHERMAN:	Thanks, John.

OPERATOR:	And we have time for one last question, and that question is from the line of Martin Malloy from Johnson Rice. Please go ahead with your question.

MARTIN MALLOY:	Congratulations on the quarter.

PHILIP ASHERMAN:	Hello, Marty. Thanks.

MARTIN MALLOY:	When we look at your new award guidance and the top end of the range you gave as $7.2 billion, you’ve announced in the first half of this year the new award totals are about 5 billion. Are there any large awards out there that might result in potential upside to the revised new award guidance?

PHILIP ASHERMAN:	Well, I mean, we still got to get to that range that we just said, Marty, and that’s still a lot of work, you know, for the back half of the year. Clearly, that would have to incorporate not only the smaller work which we talked about as part of our 2 billion or so run rate each year, but we still see some opportunities out there.

Gorgon arguably is certainly the largest of what we had forecast for this year, but certainly, we see some pretty healthy opportunities still this year. It’s, again, I think we’re well positioned. Timing is always a challenge for us.

MARTIN MALLOY:	And you mentioned moving from the planning to the engineering phase on several projects related to gas processing, NGL production coming out of the shales. Can you talk a little bit about when these projects might be awarded?

DAN McCARTHY:	Well, actually, that’s what I meant is that we’ve now begun to see some awards and —
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PHILIP ASHERMAN:	Technology.

DAN McCARTHY:	In technology and on EPC with the gas plant. But we’re at the engineering phase, right? And so, in some cases, customers want to do a complete FEED package and then go to the second step and commit for the full project.

So talking about the previous question about whether the customers are rushing, I would say the customers are still very deliberate, and they’re going through their gate processes, and now they’re really at the point where many of them are at the engineering gate as opposed to the planning gate. Some of them are making full releases, but most of them will go through some engineering and estimating and then, after the FEED is done, release the full EPC project in 2012.

MARTIN MALLOY:	The timeline for a FEED on one of these gas processing plants is normally around a six month process?

DAN McCARTHY:	I would say that that can actually — for the gas plants, it could be a little bit shorter than that. For olefins plants, it’s about six to eight months.

MARTIN MALLOY:	Thank you.

DAN McCARTHY:	You’re welcome.

PHILIP ASHERMAN:	Thank you, Marty.

I think I let you know that we’re going to continue the questions, if we have more, more people in the queue.

OPERATOR:	Absolutely, sir.

And our next question in that case is from the line of Chase Jacobson with William Blair. Please go ahead with your question.

PHILIP ASHERMAN:	Hello, Chase.

CHASE JACOBSON:	Hi. Good afternoon.

PHILIP ASHERMAN:	Good afternoon.

CHASE JACOBSON:	Just two quick things. You know, you mentioned that you had been working on the Gorgon project for, you know, quite some time, trying to get that into backlog. You know, obviously, there were some other nice awards that you had, and you kind of touched on this, but I’m just trying to figure out where the biggest difference was in your new awards guidance compared to last quarter because, you know, it’s a pretty big move in three months. Is it one region in particular? Is it one market in particular?
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PHILIP ASHERMAN:	I think we’ve talked about — certainly, I believe, in our last call and certainly in other meetings we’ve had, but I think the way to look at this, you know, when we’ve talked about how we put together our new award forecast and where we look at large opportunities, we never want to be wholly dependent on any one particular region or any one particular end market or certainly not one customer. So we do a certain amount of factoring, and we talked in the first quarter that we started out with a total of somewhere in the neighborhood of, I think we said, $37 billion and talked through the process of how that gets out to where our guidance is.

So, if you assume the probabilities and the factoring in that process, clearly, you know, it certainly addresses making sure that we can stay within the range, especially that we don’t want to be providing too much risk on the downside, but if those are large jobs like Gorgon is to be awarded, there’s clearly more upside. And so that’s why we said at the first quarter, we have certainly some confidence, hopefully, we’ll be able to get these projects to the finish line, and even if we hadn’t by this earnings call, we should be in a position to at least express confidence or updates on where we saw the year should land.

That’s somewhat unusual to our history because the timing of these new awards tend to be either front or back end loaded. So, having these concluded at midpoint of the year was helpful for us and for our planning and certainly I think for you as well.

So that’s why you saw the big swing, because we were successful, and of course, we did enjoy the upside against our originally guidance. So I hope that explains it somewhat.

CHASE JACOBSON:	Yeah. And then can you just talk a little bit about what CB&I is doing to make — to improve their competitive position of the company, given that there is still some capacity in the market, whether it’s, you know, more partnerships or, you know, adding engineering capacity in lower cost regions? And then maybe just how you view the business, you know what you view your standpoint as in the marketplace compared to several years ago?

PHILIP ASHERMAN:	Yeah. Well, I think we’ve been very fortunate that we’ve been agile. We’ve been able to grow and adjust to the changing market conditions which, if you look over the past five or so years, have shifted from regions. It’s shifted from end markets.
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You know, just taking the shale gas questions that we’ve had, that wasn’t even a known factor or a variable in our planning, what, two years ago or so, and then when you look at the other potential, just the abundance of the gas in this continent and in this country, it’s going to shape the opportunities for us in the next few years. You just need that kind of agility, and I have to say one of the real competitive advantages we’ve had as a company is we’ve been able to grow and to shift capitalizing on our international experience, capitalizing on our focus on very specific end markets and also how we’ve been able to, again, focus in our sectors and really take the talent pool that we have in our company and apply them against, you know, all these, LNG and refining offshore and again the uniqueness of our model.

Actually, in a very short reply, that’s what I see as our competitive advantage, and I think you take that model and it’s very scalable in what we see in terms of the opportunities around the world.

CHASE JACOBSON:	All right, thanks.

PHILIP ASHERMAN:	All right, Chase.

OPERATOR:	And our next question is from the line of Richard Roy from Citi. Please go ahead with your question.

PHILIP ASHERMAN:	Hello, Richard.

RICHARD ROY:	Hi. This is actually Scott Schrier[ph] in for Richard.

PHILIP ASHERMAN:	Okay.

RICHARD ROY:	I just wanted to ask you a question, and I know you just touched on it regarding that $37 to $40 billion range of addressable opportunities. Can you provide any more color on the geographic breakdown of that opportunity set?

PHILIP ASHERMAN:	Yes. Well, I can. I think if you just listed where the opportunities are, you’d have to put, whether the end market or geography is — LNG in Australia has got to be at the top of the list from just the general backlog and the value of the work over there, and then Asia Pacific, when you start incorporating technology, and I will include India kind of in that regional map for technology. And I think when you look out in the out years, certainly you’ve got to include — now start thinking about North America not only in terms of the oil sands opportunity that we’re currently involved in, but again, as Dan and Lasse talked about, the gas processing opportunities and petrochemical and perhaps some LNG opportunities going forward.

RICHARD ROY:	Any indication — I know you said you have about 20% of revenues in the U.S. Any expectation of how that might increase over the next several years?
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PHILIP ASHERMAN:	No, I can’t tell you that specifically, but we think it can be significant in terms of the overall distribution. It’s a little bit different — difficult to engage that now because our international markets are so strong, so strong, but we’re very encouraged and planning for certainly an increase in business over the next three to five years certainly in all those areas.

RICHARD ROY:	Great. Thank you very much.

PHILIP ASHERMAN:	All right. Thank you.

OPERATOR:	And our next question is from the line of Steven Fisher with UBS. Please go ahead with your question.

PHILIP ASHERMAN:	Hello, Steve.

STEVEN FISHER:	Good afternoon. Just to follow up on the timing of the Kearl expansion, do you need to have final approval of the project by the customer in order to get your award, or is there some scope of the contract that you get prior to their formal sanctioning?

PHILIP ASHERMAN:	Well, on Kearl, as you recall, last year we reported that as limited releases for a variety of reasons. That the owner wanted to award the scope as the work progressed, and that was fine. I think now that we’re looking at an expansion, we’re looking at some replication, if you will, some cost advantages, I’m hopeful that we’re going to be able to consolidate that under one contract, but we don’t know yet. We can’t confirm that yet.

But certainly, the work and the planning is progressing, and hopefully, that expansion work should be better defined certainly by the end of the year.

STEVEN FISHER:	Okay. And then you mentioned the new Gorgon contract is cost plus. I assume the tanks are fixed price. If it’s not confidential or proprietary, can you just remind us where the labor is coming from for the tank project and what type of labor agreements you have there?

PHILIP ASHERMAN:	Well, they’re Australian. It’s all Australian. Remember the tank jobs don’t require the same level of manpower that — it’s in the hundreds for these tank jobs. The other advantage of these tank jobs is those are early release type projects, so we certainly have the first, if you will, opportunity to access the labor markets, also to lay down space, materials and so forth, so a lot of good advantages to getting these tanks, because they are early. But as far as manpower requirements, you’re not talking of thousands. We’re talking in the hundreds, but it’s all from Australia.

STEVEN FISHER:	And you’re using union labor in Australia for those?
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PHILIP ASHERMAN:	Oh, absolutely. Absolutely. We know work rules. We’ve been dealing with that for a long, long time, and certainly, we comply with all the labor requirements in Australia.

STEVEN FISHER:	Okay. Thanks for fitting the questions in. Appreciate it.

PHILIP ASHERMAN:	Thank you.

OPERATOR:	Our next question is from the line of Graham Mattison with Lazard Capital Markets. Please go ahead with your question.

PHILIP ASHERMAN:	Hi, Graham.

MATT WILSON:	It’s actually Matt Wilson for Graham today, and I really appreciate you guys taking some extra questions here. It’s nice of you.

PHILIP ASHERMAN:	Certainly.

MATT WILSON:	Just real quickly, you know, I think I heard the small to mid-size award number of $680 million which I believe, if my memory serves me, is a little larger than usual. I think you might have alluded in the past to maybe that being correlated with the people moving in, stepping up and moving from a planning stage, you know, into a — like project stage. I wasn’t sure if you had any color to offer on that small to mid-size number.

PHILIP ASHERMAN:	Well, let me clarify that a little bit. We’ve talked about — I mean, we get awarded so many projects during the course of any one year, and at some point, we realize that we need to bundle what we saw as a run rate, if you will, of new awards per quarter, which were all those kind of projects that we don’t issue press releases on, and we’ve set the threshold, the bar as $40 million, below $40 million, so that’s engineering, that’s small tanks, that’s technology awards. That’s a lot of work that’s in that bundle, if you will.

We’ve been seeing that that typically ranges anywhere from a half a billion and sometimes up to a billion dollars of that and so somewhere in there, but it usually adds up to at least — we count on about a couple billion dollars a year of that type of work as very important to us. It was very important certainly when the financial situation in the world, the economy, the world economy was a little shakier, but still, that’s what we count on, so that’s how we characterize that kind of work. So, when we suggest how you look at our business, we guide you to, if you will, looking around $2 billion or so of that kind of work, and that allows us then to spend more time talking with you on potential upside from major projects, like we’ve announced just very recently.
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MATT WILSON:	All right. Well, thanks, guys.

RON BALLSCHMIEDE:	And unfortunately, like many parts — sorry. Go ahead. I was just going to say like many parts of our business, there’s no such thing as a linear number for each quarter. It is always a little bumpy.

PHILIP ASHERMAN:	Yeah.

RON BALLSCHMIEDE:	Even the small ones.

MATT WILSON:	Sure. Well, thanks for that clarification.

And just lastly, if you had any outlook, your outlook on like oil sands work in Canada for second half of the year and also if you’ve had some time to adjust the happenings in Japan and if you have any thoughts on that for the back half of the year?

PHILIP ASHERMAN:	Yeah. Well, the oil sands, we’ve been very fortunate to continue our work with Kearl. We’re over halfway completed with the initial phase. I think the owner has been very public about the expansion plans they have, and we certainly anticipate the work will continue for Imperial for quite a long time to come.

We’ve also been awarded a couple of very nice tank projects for other owners in oil sands, too, so that’s going to be a part of our mix going forward for quite a few years.

As far as Japan, you know, it’s important to us for a lot of reasons. It’s important to us as key suppliers out there. It’s important to us for partners for a lot of the work, and it’s important to how they impact the market demands, obviously. And we’ve seen, certainly, some of the curves change relative to LNG, some of the comfort with some of the additional spike in Australia, some of the acceleration perhaps in some of the conversations around other LNG developments not only in Australia, Russia, but now Africa is becoming very, very important in terms of some of the planning. So we’re seeing that impact from Japan, so that continues to be very important to us from that perspective.

MATT WILSON:	Thank you very much, guys.

PHILIP ASHERMAN:	All right, thanks.
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OPERATOR:	Ladies and gentlemen, we have now reached the end of the allotted time for questions and answers.

Mr. Asherman, do you have any closing comments today?

PHILIP ASHERMAN:	No. I think the call probably lasted a long enough time for everyone, so that will conclude our call, and we certainly thank everyone for their interest.

OPERATOR:	Ladies and gentlemen, this concludes today’s conference call. We’d like to thank you for your participation.
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